Exhibit 5.3

September 9, 2020

Schlumberger N.V.

(Schlumberger Limited)

5599 San Felipe, 17th Floor

Houston Texas 77056

Schlumberger Finance Canada Ltd.

200, 125 - 9th Ave S.E.

Calgary, Alberta, T2G 0P6

Dear Ladies and Gentlemen:

We have acted as Canadian counsel to Schlumberger Finance Canada Ltd. (“SCFL”), a corporation incorporated under the Business Corporations Act (Alberta), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by SCFL under the United States Securities Act of 1933, as amended (the “Act”), registering an indeterminate aggregate amount of debt securities (the “Debt Securities”) of SFCL and the related guarantees of the Debt Securities by Schlumberger N.V. (Schlumberger Limited), a Curaçao company (the “Guarantor”). We have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion:

1.	SCFL is a valid and subsisting corporation under the Business Corporations Act (Alberta);

2.

the Indenture relating to the Debt Securities will be duly and validly executed by SCFL in accordance with a valid resolution of the board of directors of SCFL, and assuming due authorization and execution of such Indenture in accordance with applicable laws and regulations by the Guarantor, will duly authorized; and

3.	the Debt Securities, when duly and validly issued in accordance with a valid resolution of the board of directors of SCFL duly authorizing such issuance, will be duly authorized.

The foregoing opinion is limited to the laws of the Province of Alberta and the federal laws of Canada applicable therein in force on this date and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We understand that Gibson, Dunn & Crutcher LLP intends to rely upon this opinion for purposes of the opinion such firm expects to deliver in connection with the Registration Statement, and we hereby consent to such reliance as though this opinion were addressed to such firm.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Debt Securities and to the references to us under the caption “Validity of the Securities” in the prospectus included therein. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Bennett Jones LLP